Exhibit 99.5

FOR IMMEDIATE RELEASE

                  SUNBEAM FILES AMENDED PLAN OF REORGANIZATION
                           WITH U.S. BANKRUPTCY COURT

 PROPOSAL PROVIDES FOR ALL OPERATING BUSINESSES TO SUCCESSFULLY EXIT CHAPTER 11

                    SECURED LENDERS IN SOLID SUPPORT OF PLANS

    PLANS ENVISION NEW CAPITAL STRUCTURE AND SUBSTANTIALLY DECREASED LEVERAGE
                    FOR A STRONGER, MORE COMPETITIVE SUNBEAM


BOCA RATON, FL, SEPTEMBER 9, 2002 - Sunbeam Corporation ("Sunbeam") announced today that it has filed amended plans of reorganization and disclosure statements with the U.S. Bankruptcy Court for the Southern District of New York for Sunbeam and its domestic operating subsidiaries. Sunbeam's international subsidiaries are not parties to the reorganization cases.

A hearing on the amended disclosure statements is scheduled for October 4, 2002. A confirmation hearing on the amended plans is scheduled for November 4, 2002.

Jerry W. Levin said, "The amended plans of reorganization represent the next step forward for Sunbeam's operating businesses, our employees, vendors and retailers. The plans have the solid support of our secured lenders who will become the principal stockholders of the reorganized Sunbeam. As a result, Sunbeam will emerge as a stronger, more competitive company with a new capital structure and substantially less debt. We have a compelling business strategy in place, and we are pleased that these plans provide us the financial flexibility to continue on that path. I will continue as Chairman and Chief Executive Officer of the reorganized Sunbeam and I will make an equity investment in the reorganized Company."

Mr. Levin continued, "The employees of Sunbeam's businesses have achieved what some observers may have thought was an impossible task when we started. We've created a first class operating company with one of the greatest collections of leading consumer brands, including Coleman(R), Sunbeam(R), Oster(R), Mr.



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Coffee(R), Health o meter (R), Grillmaster(R), First Alert(R), Campingaz(R) and
Coleman Powermate(R). We have reached this point with the support of our friends
- our retailers and suppliers - despite the extraordinary difficulties of operating in chapter 11."

The amended plan of reorganization filed for Sunbeam Corporation provides for, among other things, converting substantially all of Sunbeam's secured bank debt to equity in Sunbeam, as more fully described in the disclosure statement filed with the U.S. Bankruptcy Court. The principal equity holders will be Morgan Stanley, Wachovia and Bank of America. The plan of reorganization for Sunbeam's domestic operating subsidiaries provides for payment in full to all unsecured creditors, as more fully described in the disclosure statement filed with the U.S. Bankruptcy Court.

SUNBEAM CORPORATION is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Coleman(R), Sunbeam(R), Oster(R), Mr. Coffee(R), Health o meter(R), Grillmaster(R), First Alert(R), Campingaz(R) and Coleman Powermate(R).



Media Contact: Jeanne Abi-Nader
               212.484.7954
               Jabi-nader@rlmnet.com


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